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ZipRealty, Inc. Announces First Quarter 2005 Results

-Quarterly Revenue Increases 63% Year-Over-Year

Emeryville, Calif. — May 3, 2005 — ZipRealty Inc. (Nasdaq: ZIPR) today announced financial results for its first quarter ended March 31, 2005. Net revenues for the first quarter of 2005 were $17.8 million, a 63% increase from $10.9 million generated in the first quarter of 2004. Net income for the first quarter was $0.7 million. This compares to a net loss of $0.1 million in the first quarter of 2004.

Net income per diluted share was $0.03 compared to ($0.19) for the first quarters ended March 31, 2005 and 2004, respectively.

Eric Danziger, Chief Executive Officer of ZipRealty, commented, “We were pleased to exceed earnings expectations for the first quarter. Our results, which were generated during ZipRealty’s slowest quarter seasonally, illustrate the strength of our business model and the competitive advantage we enjoy from our customer-centric operating strategy. Both of these factors clearly differentiate us from our peers.”

ZipRealty announced the following achievements for the first quarter of fiscal 2005:

•	At quarter end, the Company employed 983 ZipAgents, up from 914 at the end of the fourth quarter and 547 at the end of the first quarter of fiscal 2004.

•	Total value of real estate transactions closed increased to approximately $832 million in the first quarter of 2005 from $532 million in the first quarter of 2004.

•	Number of transactions closed during the first quarter of 2005 increased 46% to 2,343 versus 1,600 in the first quarter of 2004.

•	Average net revenue per transaction increased 11% year-over-year in the first quarter of 2005 to $7,391, compared to $7,308 in the fourth quarter of 2004 and $6,662 in the first quarter of 2004.

•	The Company’s satisfaction rating for overall service was 95% during the first quarter of 2005.

Mr. Danziger continued, “Yesterday, we officially commenced operations in Las Vegas, fully one month earlier than called for in our internal plans. We already have licensed, local agents actively assisting clients and we believe that our outreach and brand initiatives will establish a significant market presence over time. As an organization, we are also evaluating other markets as part of our expansion strategy. Today, we are pleased to announce our plan to enter the Houston market during the third quarter. With less than 1% market-share to date, we are optimistic about our prospects and believe that our business is well positioned for solid growth in the coming years.”

Balance Sheet & Liquidity

As of March 31, 2005, the Company had approximately $82.9 million of cash, cash equivalents and short-term investments, and no long-term debt.

Financial Guidance

Based on current trends, the Company reiterates its expectation for revenues to be between $97 and $102 million for fiscal 2005. The 2005 reported net income per diluted share expectation is now being raised to $0.38 to $0.42, reflecting the better than expected results in the first quarter. Diluted shares outstanding are expected to average approximately 26.1 million for the year.

For the second quarter of 2005, the Company expects revenues to be between $25 and $26 million. Reported net income per diluted share is expected to be between $0.10 and $0.12.

Conference Call Details

A conference call to discuss fiscal first quarter financial results will be webcast live on Tuesday, May 3, 2005 at approximately 5:00 pm Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 800-289-0494. A replay of the conference call is available through May 10, 2005 by dialing (888) 203-1112, password 7425958.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the company operates in 13 major metropolitan areas in ten states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements under “Financial Guidance” concerning expected revenues and earnings per share and assumed diluted shares outstanding for the year ending December 31, 2005 and the quarter ending June 30, 2005, statements concerning the commencement of operations in Houston and plans to expand into other markets, and statements by Eric Danziger regarding future prospects, market share and expansion and growth plans. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the newness of the Company’s business model, the Company’s limited operating history and only recent profitability, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, seasonality, competition, economic events or trends in housing prices, interest rates, consumer use of the Internet or other items that are beyond the Company’s control, the protection of the Company’s brand identity, intellectual property rights and computer systems, the Company’s ability to manage growth in terms of personnel, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, internet content, privacy and other matters as well as rules of real estate industry organizations, the Company’s ability to estimate the financial impact of expensing option grants, geographic concentration, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Annual Report on Form 10-K for fiscal year ended December 31, 2004. ZipRealty assumes no obligation to update the forward-looking statements included in this release.

ZipRealty, Inc.

Statements of Operations Data
(In thousands, except per share and other operating data amounts)

	Three Months Ended
	March 31,
	2005	2004

Net transaction revenues	$17,318	$10,660
Referral and other revenues	500	239

Net revenues	17,818	10,899

Operating expenses
Cost of revenues	10,063	6,093
Product development	593	447
Marketing and business development	2,806	1,660
General and administrative	4,239	2,788
Stock-based compensation	35	38

Total operating expenses	17,736	11,026

Income (loss) from operations	82	(127)

Other income (expense):
Interest income	600	17
Other income (expense), net	(1)	(5)

Total other income (expense), net	599	12

Income (loss) before income taxes	681	(115)

Provision for income taxes	19	—

Net income (loss)	$662	$(115)

Net income (loss) per share:
Basic	$0.03	$(0.19)
Diluted	$0.03	$(0.19)
Weighted average common shares outstanding (in millions):
Basic	19,885	1,469
Diluted	25,711	1,469

Other operating data
Number of ZipAgents at beginning of period	914	440
Number of ZipAgents at end of period	983	547

Total value of real estate transactions closed during period (in million):	$832	$532

Number of transactions closed during period (1)	2,343	1,600

Average net revenue per transaction during period (2)	$7,391	$6,662

(1) The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2) Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

ZipRealty, Inc.

Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$7,142	$11,525
Short-term investments	75,757	71,972
Accounts receivable, net of allowance	1,579	1,089
Prepaid expenses and other current assets	2,161	2,102

Total current assets	86,639	86,688

Restricted cash	190	190
Property and equipment, net	1,468	1,236
Other assets	12	12

Total assets	$88,309	$88,126

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$817	$1,478
Accrued expenses	4,766	4,287

Total current liabilities	5,583	5,765

Other long-term liabilities	74	90

Total liabilities	5,657	5,855

Stockholders’ equity
Common stock: 19,895 and 19,880 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	20	20
Additional paid-in capital	128,588	128,555
Common stock warrants	6,369	6,369
Deferred stock-based compensation	(390)	(438)
Accumulated other comprehensive income (loss)	(467)	(105)
Accumulated deficit	(51,468)	(52,130)

Total stockholders’ equity	82,652	82,271

Total liabilities and stockholders’ equity	$88,309	$88,126